Exhibit 4.2

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

PROMISSORY NOTE

New York, New York
U.S. $	Issue Date: December 4, 2012

FOR VALUE RECEIVED, MUSCLEPHARM CORPORATION, a Nevada corporation (the “Borrower”), hereby promises to pay to ______________ (the “Holder”), with an address at ____________, Fax: __________________________, or order, without demand, the sum of _______________ Dollars ($_____________), on January 14, 2013, (the “Maturity Date”). This Note may be prepaid without any penalty.

The following terms shall apply to this Promissory Note (this “Note”):

ARTICLE 1
PAYMENT RELATED PROVISIONS

1.1.          Payment Grace Period.  The Borrower shall have a five (5) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of twelve percent (12%) per annum shall apply to the amounts owed hereunder.

1.2.          Payment for Subscriptions.   The Holder may at any time, present this Note or any sum payable hereunder to the Borrower in satisfaction of any sum due or payable by the Holder to the Borrower for any reason whatsoever, including, but not limited to, the payment for securities subscriptions.

ARTICLE 2
EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period (except as provided herein), all of which hereby are expressly waived, except as set forth below:

2.1.          Failure to Pay Principal or Interest.  The Borrower fails to pay any principal or interest under this Note when due.

2.2.          Breach of Covenant.  The Borrower or any Subsidiary breaches any material covenant or other material term or condition of the Subscription Agreement (as defined herein), this Note or the other Transaction Documents, except for a breach of payment, in any material respect.

2.3.          Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or the Transaction Documents shall be false or misleading in any material respect as of the date made and the Closing Date.

2.4.          Liquidation.   Any dissolution, liquidation or winding up by Borrower or a Subsidiary of a substantial portion of its business.

2.5.          Cessation of Operations.   Any cessation of operations by Borrower or a Subsidiary unless such Subsidiary’s operations are transferred to Borrower or an Affiliate.

2.6.          Maintenance of Assets.   The failure by Borrower or any Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future).

2.7.          Receiver or Trustee.  The Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.8.          Judgments.  Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any Subsidiary or any of its property or other assets for more than $50,000 in excess of the Borrower’s insurance coverage, unless vacated or satisfied within ten (10) days.

2.9.          Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary and not discharged within forty-five (45) days.

2.10.         Delisting.   From and after the initial trading, listing or quotation of the Common Stock on a Principal Market, an event resulting in the Common Stock no longer being traded, listed or quoted on a Principal Market; failure to comply with the requirements for continued quotation on a Principal Market; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued quotation and such non-compliance continues for seven (7) days following such notification.

2.11.         Non-Payment.   A default by the Borrower or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty (20) days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith.

2.12.         Failure to Deliver Common Stock or Replacement Note.  Borrower’s failures to timely deliver Common Stock to the Holder pursuant to and in the form required by Section 11 of the Subscription Agreement.

2.13.         Event Described in Subscription Agreement.  The occurrence of an Event of Default as described in the Subscription Agreement or any other Transaction Document that, if susceptible to cure, is not cured during any designated cure period.

2.14.         Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period.

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ARTICLE 3
MISCELLANEOUS

3.1.          Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2.          Notices.  Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by facsimile transmission (with copy sent by regular, certified or registered mail or by overnight courier).  For the purposes hereof, the address and facsimile number of the Holder is as set forth on the first page hereof.  The address and facsimile number of the Borrower shall be: MusclePharm Corporation, 4721 Ironton Street, Building A, Denver, CO 80239, Attn: Brad J. Pyatt, Chief Executive Officer, facsimile: (800) 490-7165, with a copy by facsimile only to: Jones & Keller, P.C., 1999 Broadway, Suite 3150, Denver, CO 80202, Attn: Reid A. Godbolt, Esq., facsimile: (303) 573-8133.  Both the Holder and the Borrower may change the address and facsimile number for notice by service of notice to the other as herein provided.

3.3.          Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4.          Assignability.  This Note shall be binding upon the Borrower and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder with the prior written consent of the Borrower, such consent not to be unreasonably withheld; provided, however, that no prior consent shall be required for any assignment by the Holder to an affiliate of such Holder.

3.5.          Cost of Collection.  If an Event of Default occurs in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

3.6.          Governing Law.  This Note shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of laws.  Any action brought by the Holder or the Borrower against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in New York County in the state of New York.  Each of the Holder, the Borrower and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

3.7.          Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.8.          Pari Passu Status. This Note is one of a series of notes issued by the Company pursuant to the Subscription Agreement of up to $1,000,000. The payment of the principal and interest of the referenced Note shall rank pari passu with respect to one another.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its President and CEO on this 4th day of December, 2012.

MUSCLEPHARM CORPORATION

By:
Name:
Title:

WITNESS: